Mail Stop 6010

      	November 14, 2005

Mr. Arthur S. Rosten
Chief Financial Officer
AMDL, Inc.
2492 Walnut Avenue, Suite 100
Tustin, California 92780-7039

      Re:	AMDL, Inc.
      Form 10-KSB for the fiscal year ended December 31, 2004
      Filed March 30, 2005
      File No. 001-16695

Dear Mr. Rosten:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant